IDENTIVE GROUP ANNOUNCES DEPARTURE OF FELIX MARX

SANTA ANA, Calif. and ISMANING, Germany, December 13, 2010 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced the departure of Felix Marx, executive vice president of Transponders & Semiconductors, CEO of the ACiG Technology business unit and a director of the Company. Marx’s resignation is not the result of any dispute or disagreement with the Company or the Board of Directors. Following Marx’s departure, Identive’s Board of Directors will be comprised of seven directors, with one vacancy.

“I would like to thank Felix for his dedication to the Company over the last three years, for his support during times of significant change, and for his many contributions – to the revitalization of SCM Microsystems with the creation of a new contactless reader portfolio and the merger with Hirsch Electronics, to the acquisition of Bluehill ID and the formation of Identive, and to helping set the foundation for our transponder division,” said Ayman S. Ashour, chairman and chief executive officer of Identive Group, Inc. “We wish Felix all the best in the next phase of his career.”

Mr. Marx has resigned from his positions at Identive and from Identive‘s Board of Directors effective December 31, 2010 but will continue to support the Company and the Board on a retained consulting basis for the next several months, focusing on issues related to the transponder division.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Fabien Nestmann
+1 949 553-4251	+49 89 9595 5544
ddye@identive-group.com	fnestmann@identive-group.com